Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated January 29, 2013

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The PowerShares DB 3x Long 25+ Year Treasury Bond Exchange Traded Notes (Symbol:
LBND) and PowerShares DB 3x Short 25+ Year Treasury Bond Exchange Traded Notes
(Symbol: SBND) (collectively, the "PowerShares DB U.S. Treasury ETNs," or the
"ETNs") are the first exchange-traded products that provide investors with a cost-effective and convenient way to take a leveraged view on the performance of a U.S. Treasury bond futures index.

The PowerShares DB U.S. Treasury ETNs are based on the DB Long U.S. Treasury
Bond Futures Index and the DB Short U.S. Treasury Bond Futures Index, which measure the performance of a long or short investment in the CBOT Ultra T-Bond futures.

The DB Long U.S. Treasury Bond Futures Index measures the performance of a long investment in the CBOT Ultra T-Bond futures and the DB Short U.S. Treasury Bond
Futures Index measures the performance of a short investment in the CBOT Ultra
T-Bond futures. The underlying assets of the Ultra TBond futures are U.S.
Treasury Bonds with at least 25 years remaining term to maturity. The returns of each ETN are obtained by combining 3x the returns of the relevant index with the returns of the DB 3-Month T-Bill Index, less investor fees. Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 200,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

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Fact Sheet Prospectus             Download Historical Repurchase Value
------------------------------ ---- ------------------------------------
Financial Details
                               LBND         SBND                        -   -
                               1/28/2013    1/28/2013                   -   -
Last Update
                               12:15 PM EST 3:58 PM EST                 -   -
Price                          42.99        8.07                        -   -
Indicative Intra-day Value     43.31        8.06                        -   -
Last End of Day RP Value       43.5962      8.0233                      -   -
Last Date for End of Day Value 1/25/2013    1/25/2013                   -   -
ETN History as of 12/31/2012(1) (Growth of $10,000 since June 30, 2010)

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PowerShares DB U.S. Treasury ETN
and Index Data

Ticker Symbols
3x Long 25+ Year
                  LBND
Treasury Bond
3x Short 25+ Year
                  SBND
Treasury Bond

Intraday Indicative Value Symbols

3x Long 25+ Year
                            LBNDIV
Treasury Bond
3x Short 25+ Year
                            SBNDIV
Treasury Bond
CUSIP Symbols
3x Long 25+ Year
                         25154N522
Treasury Bond
3x Short 25+ Year
                         25154N530
Treasury Bond
Details
ETN price at inception       $25.00
Inception date           6/28/2010
Maturity date            5/31/2040
Yearly investor fee          0.95%
Leverage Reset Frequency    Monthly
Listing exchange          NYSE Arca
DB Long U.S. Treasury
                            DBBNDL
Bond Futures Index
DB Short U.S. Treasury
                           DBBNDS
Bond Futures Index

Issuer
Deutsche Bank AG, London Branch Long-term Unsecured Obligations

Risks

Non-principal  protected Leveraged losses Subject to an investor fee Limitations on repurchase Concentrated exposure Credit risk of the issuer Issuer call right

Benefits

History(%)(1)

As of  12/31/2012  1 Year 3 Year 5 Year  10  Year  Inception  ETN
Performance  3x Long 25+ Year  Treasury  5.66  - - - 28.69 Bond 3x
Short 25+ Year Treasury  -18.21 - - - -38.00 Bond Index History DB
Long U.S.  Treasury  Bond 3.38 - - - 11.13  Futures Index DB Short
U.S.  Treasury Bond -4.83 - - - -12.25  Futures Index  Comparative
Indexes(2) SandP 500
                16.00       -      -   -     15.86
Index
Barclays
Capital U.S.      4.22      -      -   -      5.26
Aggregate
--------------- ------ ------ -------- ----- ---------
Long Index Weights
As of 1/15/2013
                       Contract Expiry
Contract                               Weight (%)
                                Date
Ultra Long Term UST
                             3/19/2013         100.00
Bond Future
--------------- ------ ------ -------- ----- ---------
Short Index Weights
As of 1/15/2013
                       Contract Expiry
Contract                               Weight (%)
                                Date
Ultra Long Term UST
                             3/19/2013        -100.00
Bond Future

Source: Invesco PowerShares, Bloomberg L.P.

(1)ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB U.S. Treasury ETN performance. The inception date of the DB Long U.S. Treasury Bond Futures Index and the DB Short U.S. Treasury Bond

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Leveraged long and short notes Futures Index is May 4, 2010. ETN  Performance is based on a
Relatively  low cost           combination  of three  times the monthly returns
Listed

from the relevant Treasury index plus the monthly returns from the DB Intraday access 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis. Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index.
PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

(2) The SandP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index[] is an unmanaged index considered representative of the U.S. investment-grade, fixed- rate bond market.

An investment in the ETNs involves risks, including possible loss of principal.
For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The
ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant index has increased. If at any time the redemption value of the ETNs is zero, your investment will expire worthless. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the
ETNs. Sales in the secondary market may result in losses. An investment in the
ETNs may not be suitable for all investors. The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may repurchase directly from Deutsche Bank AG,
London Branch, as specified in the applicable pricing supplement. The ETNs provide concentrated exposure to U.S. Treasury bond futures contracts. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration  statement (including a prospectus) with the SEC for the offering to which this  communication  relates.
Before you invest, you should read the prospectus and other

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documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.db.com or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by means of securities that reset their exposure monthly. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the ETNs. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your
ETNs may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.

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